UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 20, 2004

Home Products International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17237	36-4147027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4501 West 47th Street, Chicago, IL	60632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(773) 890-1010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 7.01 and 8.01. Other Events and Regulation FD Disclosure.

The Special Committee of the Board of Directors (the “Special Committee”) of Home Products International, Inc. (the “Company”) has determined that a proposal to acquire the Company made by Storage Acquisition Company, L.L.C. (the “Acquirer”), a company to be funded by Equity Group Investments, L.L.C., Joseph Gantz and an affiliate of Mr. Gantz (collectively, the “Investors”), is a Superior Company Proposal, as defined in the Agreement and Plan of Merger, dated as of June 2, 2004, by and between the Company and JRT Acquisition, Inc. (“JRT”), and amended by that certain First Amendment to Agreement and Plan of Merger, dated October 11, 2004 (the “JRT Agreement”). JRT was formed, and is wholly-owned, by James R. Tennant, the Company’s President and Chief Executive Officer.

The Investors’ proposed acquisition anticipates the acquisition of 100% of the Company’s common stock through a tender offer, subject to a minimum tender of a majority of all of the outstanding shares (other than shares held by the Investors) and other customary conditions, for $2.25 per share in cash (the “Per Share Consideration”). If the tender offer is consummated and other conditions are satisfied, it would be followed by a reverse stock split of the Company’s outstanding common stock pursuant to an amendment to the Company’s Certificate of Incorporation that would have the effect of reducing the number of stockholders of the Company to one, namely Acquirer. In such reverse stock split, the number of outstanding shares would be combined into a smaller number of shares such that the shares formerly held by each stockholder of the Company, other than Acquirer, would represent less than a whole share, and such stockholders would receive, in lieu of a fractional share, a cash payment equal to (x) the total number of shares held by such stockholder immediately prior to the stock split multiplied by (y) the Per Share Consideration.

In accordance with the terms of the JRT Agreement, the Special Committee has notified JRT of the Special Committee’s determination. JRT’s offer to increase the Per Share Merger Consideration to $1.80 from $1.50 expired October 20, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2004

HOME PRODUCTS INTERNATIONAL, INC

By:	/s/ James E. Winslow
James E. Winslow
Executive Vice President and
Chief Financial Officer